Exhibit 99.1

Fairchild Semiconductor Reports Results for the Second Quarter 2012

•	Design Wins in Mobile Sector Drive Guidance for Third Quarter Sales Growth

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the second quarter ended July 1, 2012. Fairchild reported second quarter sales of $361.5 million, up 3 percent from the prior quarter and 17 percent lower than the second quarter of 2011. Adjusting for the extra week in Fairchild’s fiscal first quarter, sales grew 11 percent sequentially. Second quarter revenue includes approximately a $4 million insurance recovery related to the Thailand flooding.

Fairchild reported second quarter net income of $11.9 million or $0.09 per diluted share compared to $1.6 million or $0.01 per diluted share in the prior quarter and $44.9 million or $0.34 per diluted share in the second quarter of 2011. Gross margin was 32.6 percent compared to 29.8 percent in the prior quarter and 37.1 percent in the year-ago quarter.

Fairchild reported second quarter adjusted gross margin of 32.6 percent, up 280 basis points sequentially and down 460 basis points from the second quarter of 2011. Adjusted gross margin excludes accelerated depreciation related to fab closures. Adjusted net income was $17.6 million or $0.14 per diluted share, compared to $8.3 million or $0.06 per diluted share in the prior quarter and $54.6 million or $0.41 per diluted share in the second quarter of 2011. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation related to fab closures, write off of deferred financing fees, charges for litigation and associated net tax effects of these items and other acquisition-related intangibles.

“We reported solid sequential sales growth in the second quarter despite a challenging macro-economic environment,” said Mark Thompson, Fairchild’s president and CEO. “Distribution sell-through increased more than 14% from the prior quarter after adjusting for the extra week in Q1. Demand continues to be strong for our mobile and mid-voltage product lines. We are confident we can grow our sales into the mobile end market in the second half given our backlog and design win pipeline at key customers. While we believe we can increase sales in other end markets as well, our guidance reflects a healthy level of conservatism given the current economic uncertainties.”

Second Quarter Financials

“Gross margin increased nearly 3 percentage points sequentially due primarily to higher factory loadings and the favorable impact of our insurance recovery related to the flooding in Thailand,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $96.2 million which was in line with expectations. Free cash flow was a positive $32.4 million and benefited from working capital improvements and lower capital spending. We increased internal inventory dollars by about 5 percent sequentially to prepare for the expected ramp in mobile demand.”

Forward Guidance

“We expect sales to be in the range of $360 to 380 million for the third quarter,” said Frey. “Our current scheduled backlog is nearly sufficient to achieve the low end of this range. We expect adjusted gross margin to be flat to up 150 basis points due primarily to better product mix. We anticipate R&D and SG&A spending to be roughly flat with the prior quarter. The adjusted tax rate is forecast at 15 percent plus or minus 3 percent for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce third quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude accelerated depreciation related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation related to fab closures, write off of deferred financing fees, charges for litigation and associated net tax effects of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	July 1, 2012	April 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011

Total revenue	$361.5	$352.2	$433.2	$713.7	$846.2
Cost of sales (1)	243.8	247.3	272.5	491.1	533.5

Gross margin	117.7	104.9	160.7	222.6	312.7

Gross margin %	32.6%	29.8%	37.1%	31.2%	37.0%

Operating expenses:
Research and development (2)	41.1	40.1	39.9	81.2	76.8
Selling, general and administrative (3)	55.1	54.7	58.3	109.8	113.4
Amortization of acquisition-related intangibles	4.4	4.8	4.7	9.2	10.3
Restructuring and impairments	0.5	2.4	2.9	2.9	5.4
Charge for litigation	1.3	—	—	1.3	—

Total operating expenses	102.4	102.0	105.8	204.4	205.9

Operating income	15.3	2.9	54.9	18.2	106.8
Other expense, net	1.5	1.5	$3.3	3.0	4.4

Income before income taxes	13.8	1.4	51.6	15.2	102.4

Provision (benefit) for income taxes	1.9	(0.2)	6.7	1.7	14.0

Net income	$11.9	$1.6	$44.9	$13.5	$88.4

Net income per common share:
Basic	$0.09	$0.01	$0.35	$0.11	$0.70

Diluted	$0.09	$0.01	$0.34	$0.10	$0.67

Weighted average common shares:
Basic	126.9	126.3	127.9	126.6	127.0

Diluted	128.7	129.2	$131.7	129.1	131.3

(1) Equity compensation expense included in cost of sales	$1.5	$1.2	$1.1	$2.7	$2.0
(2) Equity compensation expense included in research and development	$1.5	$1.5	$1.3	$3.0	$2.2
(3) Equity compensation expense included in selling, general and administrative	$4.3	$4.2	$5.6	$8.5	$8.8

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	July 1, 2012	April 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011

Net income	$11.9	$1.6	$44.9	$13.5	$88.4
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	0.5	2.4	2.9	2.9	5.4
Accelerated depreciation on assets related to fab closure (1)	—	—	0.3	—	0.5
Write-off of deferred financing fees	—	—	2.1	—	2.1
Charge for litigation	1.3	—	—	1.3	—
Amortization of acquisition-related intangibles	4.4	4.8	4.7	9.2	10.3
Associated net tax effects of the above and other acquisition-related intangibles	(0.5)	(0.5)	(0.3)	(1.0)	(0.8)

Adjusted net income	$17.6	$8.3	$54.6	$25.9	$105.9

Adjusted net income per common share:
Basic	$0.14	$0.07	$0.43	$0.20	$0.83

Diluted	$0.14	$0.06	$0.41	$0.20	$0.81

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	July 1, 2012	April 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011

Gross margin	$117.7	$104.9	$160.7	$222.6	$312.7
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to fab closure	—	—	0.3	—	0.5

Adjusted gross margin	$117.7	$104.9	$161.0	$222.6	$313.2

Adjusted gross margin %	32.6%	29.8%	37.2%	31.2%	37.0%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	July 1, 2012	April 1, 2012	December 25, 2011

ASSETS

Current assets:
Cash and cash equivalents	$402.3	$381.3	$423.3
Short-term marketable securities	0.2	0.3	0.2
Receivables, net	148.0	166.6	142.9
Inventories	239.7	228.9	234.2
Other current assets	44.9	43.2	52.4

Total current assets	835.1	820.3	853.0

Property, plant and equipment, net	768.5	756.8	765.4
Intangible assets, net	56.3	60.6	65.4
Goodwill	169.3	169.3	169.3
Long-term securities	28.5	29.3	32.3
Other assets	59.4	55.7	51.5

Total assets	$1,917.1	$1,892.0	$1,936.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$137.5	$125.3	$132.5
Accrued expenses and other current liabilities	93.9	87.7	125.7

Total current liabilities	231.4	213.0	258.2

Long-term debt, less current portion	300.1	300.1	300.1
Other liabilities	55.2	54.1	54.1

Total liabilities	586.7	567.2	612.4

Temporary equity - deferred stock units	2.3	2.6	2.3
Total stockholders’ equity	1,328.1	1,322.2	1,322.2

Total liabilities, temporary equity and stockholders’ equity	$1,917.1	$1,892.0	$1,936.9

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	July 1, 2012	July 1, 2012	June 26, 2011
Cash flows from operating activities:
Net income	$11.9	13.5	$88.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32.3	66.6	75.6
Non-cash stock-based compensation expense	7.3	14.2	13.0
Deferred income taxes, net	(1.7)	(3.9)	(5.6)
Other	0.5	0.9	2.9
Changes in operating assets and liabilities, net of acquisitions	12.4	(11.8)	(24.5)

Cash provided by operating activities	62.7	79.5	149.8

Cash flows from investing activities:
Capital expenditures	(30.3)	(80.1)	(88.1)
Purchase of marketable securities	(0.5)	(0.5)	—
Sale of marketable securities	0.3	0.3	—
Maturity of marketable securities	0.1	0.2	0.1
Other	(0.4)	(0.9)	(1.4)
Acquisitions, net of cash acquired	—	—	(16.5)

Cash used in investing activities	(30.8)	(81.0)	(105.9)

Cash flows from financing activities:
Repayment of long-term debt	—	—	(320.6)
Issuance of long-term debt	—	—	300.0
Proceeds from issuance of common stock and from exercise of stock options, net	0.2	0.6	35.2
Purchase of treasury stock	(10.7)	(10.7)	(12.8)
Shares withheld for employees taxes	(0.4)	(9.4)	(9.4)
Other	—	—	(5.2)

Cash provided by (used in) financing activities	(10.9)	(19.5)	(12.8)

Net change in cash and cash equivalents	21.0	(21.0)	31.1
Cash and cash equivalents at beginning of period	381.3	423.3	404.6

Cash and cash equivalents at end of period	$402.3	$402.3	$435.7

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	July 1, 2012	July 1, 2012	June 26, 2011

Cash provided by operating activities	$62.7	$79.5	$149.8
Capital expenditures	(30.3)	(80.1)	(88.1)

Free cash flow	$32.4	$(0.6)	$61.7